Exhibit 99.1
Liberty Latin America Reports Q4 and FY 2025 Results
Sustained commercial momentum to finish the year
Operating income improvement; 9% FY 2025 rebased Adjusted OIBDA growth
Improving capital expenditure efficiency
Building back stronger in Jamaica
Denver, Colorado - February 18, 2026: Liberty Latin America Ltd. ("Liberty Latin America" or "LLA") (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months ("Q4") and full year ("FY") ended December 31, 2025.
CEO Balan Nair commented, "The fourth quarter capped a strong year of commercial momentum across the Liberty Latin America group."
"The residential mobile business maintained its cadence of strong postpaid mobile subscriber additions leveraging recent investments, including in 5G, and underpinned by our focus on FMC."
"Revenue was notably supported toward year-end by underlying strength in our B2B and B2G business line, particularly in Liberty Networks and C&W Panama. In Liberty Networks, we are on track with our infrastructure projects, including the construction of a new subsea route on behalf of El Salvador and our own system expansion with Manta, adding low latency and high capacity routes to Latin America, the Caribbean and the USA, that will drive incremental cash flow for LLA. Additionally, we are quite excited about our recently announced strategic agreement with Amazon Web Services that will bring enhanced products to customers in the region."
"Continued cost reductions and customer base management helped drive strong margin expansion across the group. Segment highlights included steep margin recovery at Liberty Puerto Rico, robust performance at Liberty Caribbean, despite significant headwinds from Hurricane Melissa, and double-digit FY rebased Adjusted OIBDA growth at C&W Panama. A number of efficiency initiatives are in flight across LLA which will be supportive to our financial performance in 2026."
"Our team has worked tirelessly in our recovery efforts in Jamaica, rapidly restoring our mobile service after a category 5 hurricane: we are now back to 100% and beyond pre hurricane levels. We continue to innovate our network transformation in mobile and are in the process of rebuilding our fixed network in line with the recovery of homes and businesses."
"For LLA, we drove year-over-year growth in Adjusted FCF before partner distributions, including a record fourth quarter. A key component of our performance was management of our capital intensity, which ended the year at 14% of revenue. As we turn to 2026, LLA continues to be highly focused on organic growth, cash flow expansion, and unlocking value in our equity."

Business Highlights
•Liberty Caribbean: Q4 headwinds from Hurricane Melissa
◦Mobile resilience and building back stronger in Jamaica
◦Strong YoY cost delivery supporting underlying Adjusted OIBDA
•C&W Panama: Q4 revenue growth of 10% YoY driven by B2B
◦B2B posted Q4 revenue growth of 24% YoY and 37% sequentially
◦Supportive margin mix lifts Adjusted OIBDA by 18% YoY
•Liberty Networks: Double-digit YoY revenue and Adjusted OIBDA growth in Q4
◦Recent government subsea win already contributing
◦Adjusted OIBDA margin expansion of ~200bps YoY in Q4
•Liberty Puerto Rico: Continued improvement in mobile
◦Return to positive postpaid net adds in Q4 following attractive CVP launch
◦Lower bad debt and cost reduction efforts drive YoY expansion in Adjusted OIBDA
•Liberty Costa Rica: FY record mobile postpaid net additions driving group momentum
◦Improved fixed volumes against a tough market backdrop
◦Cost initiatives in focus for 2026

Financial and Operating Highlights

Financial Highlights	Q4 2025	Q4 2024	YoY Increase / (Decline)	YoY Rebased Increase	FY 2025	FY 2024	YoY Increase / (Decline)	YoY Rebased Increase /(Decline)

(USD in millions)
Revenue	$1,160	$1,148	1%	1%	$4,442	$4,447	—%	(1%)
Operating income (loss)	$126	$119	6%		$108	$(77)	241%
Adjusted OIBDA	$451	$418	8%	8%	$1,706	$1,565	9%	9%
Property & equipment additions	$220	$240	(8%)		$640	$725	(12%)
As a percentage of revenue	19%	21%			14%	16%

Adjusted FCF before distributions to noncontrolling interest owners	$278	$196			$150	$116
Distributions to noncontrolling interest owners	(44)	(33)			(73)	(55)
Adjusted FCF	$234	$163			$76	$61

Cash provided by operating activities	$462	$399			$806	$756
Cash used by investing activities	$(175)	$(175)			$(592)	$(689)
Cash used by financing activities	$(97)	$(153)			$(44)	$(386)
Amounts may not recalculate due to rounding.
Note: rebased growth rates, consolidated Adjusted OIBDA and Adjusted FCF are non-GAAP measures. Revenue and Adjusted OIBDA reflect immaterial adjustments made to previously reported 2024 numbers. Growth rates reflect these and are also rebased for the estimated impacts of FX, acquisitions and disposals. See Non-GAAP Reconciliations section.

Operating Highlights[1]	Q4 2025	Q3 2025

Total customers	1,834,900	1,901,500
Organic customer losses	(66,600)	(3,100)
Fixed RGUs	3,836,600	3,978,800
Organic RGU losses[2]	(142,200)	(600)
Organic internet additions (losses)	(61,400)	600
Mobile subscribers	6,794,000	6,682,700
Organic mobile additions	111,300	39,100
Organic postpaid additions	62,400	101,700
1.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.
2.In late October 2025, Hurricane Melissa impacted portions of Jamaica, causing significant damage to homes and network infrastructure. As a result, we have reduced our RGUs by approximately 136,000, comprised of 65,000 fixed-line telephony, 57,000 broadband internet and 14,000 video subscribers, and have reduced our homes passed and customer relationships by 133,000 and 57,000, respectively. These adjustments relate to RGUs where we currently do not expect to restore fixed services in the near term. However, our final assessment may change based upon the ultimate completion of our restoration and reconnection efforts in the impacted areas of the island. Our December 31, 2025 RGU count includes approximately 86,000 RGUs that were not receiving service as of the end of the year, but are expected to be restored in the near term, and for which we did not recognize any revenue following Hurricane Melissa.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2025	2024	%	Rebased %	2025	2024	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$356.0	$370.8	(4)	(4)	$1,455.0	$1,462.8	(1)	—
C&W Panama	230.1	208.8	10	10	783.5	763.2	3	3
Liberty Networks	129.3	110.0	18	14	471.0	447.5	5	5
Liberty Puerto Rico	301.3	314.1	(4)	(4)	1,199.2	1,250.4	(4)	(6)
Liberty Costa Rica	168.2	168.1	—	(2)	632.2	613.1	3	1
Corporate	3.7	4.1	(10)	(10)	14.9	19.6	(24)	(24)
Eliminations	(29.1)	(28.0)	N.M.	N.M.	(113.6)	(109.8)	N.M.	N.M.
Total	$1,159.5	$1,147.9	1	1	$4,442.2	$4,446.8	—	(1)
N.M. – Not Meaningful.
•Reported and rebased revenue for the year ended December 31, 2025 was flat and 1% lower as compared to the corresponding prior-year periods, respectively.
◦In Q4, revenue grew 1% YoY on a reported and rebased basis. Strong growth at C&W Panama and Liberty Networks was partly offset by unfavorable YoY trends in Puerto Rico as well as headwinds from Hurricane Melissa impacting our Liberty Caribbean segment.
Q4 2025 Revenue Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)

•Liberty Caribbean: revenue decreased 4% on both a reported and rebased basis, driven by the negative impact of Hurricane Melissa from the end of October. For the fourth quarter we estimate that Hurricane Melissa negatively impacted revenue by $20 million.
◦The Jamaican mobile network recovered quickly after the hurricane, and subsequently saw a solid uplift in prepaid revenue; the smaller postpaid business has proved quite resilient. We recorded residential mobile revenue growth of 4% and 5% on a reported and rebased basis, respectively, across Liberty Caribbean supported by the continued success of FMC.
◦Residential fixed revenue was most exposed to the hurricane in Jamaica. Revenue declined by 10% and 9% on a reported and rebased basis, respectively, mainly due to the headwind of offline and lost subscribers from Hurricane Melissa. Underlying residential fixed revenue continued to feel some pressure across the region from video and voice volumes.
◦B2B revenue declined by 6% on both a reported and rebased basis driven by the impact of Hurricane Melissa and given the relatively high weighting of fixed revenue within our B2B business.
•C&W Panama: revenue increased by 10% on both a reported and rebased basis.
◦The principal driver of this strong performance was B2B, delivering 24% growth on a rebased basis, due to higher revenue from new government-related projects. Sequentially, B2B revenue increased by $29 million.

•Liberty Networks: revenue increased by 18% and 14% on a reported and rebased basis, respectively. This was driven principally by our Wholesale business, in turn supported by a large contract win as well as ongoing momentum in subsea capacity.
•Liberty Puerto Rico: revenue was 4% lower on both a reported and rebased basis. As seen in prior quarters, our rebased revenue decline was due to both a 3% decrease in residential mobile and a 4% decline in B2B, resulting from the challenges with our mobile network migration in 2024.
◦Sequentially, revenue grew by 1% supported by higher mobile equipment sales in the seasonally strong period.
•Liberty Costa Rica: revenue was flat on a reported basis and fell 2% on a rebased basis, respectively. Strength in our residential business was driven by solid growth in postpaid mobile revenue, having grown the postpaid subscriber base by 16% in 2025. This was offset by weaker B2B (-28%) as we faced a tough comparison with the prior-year period.
◦Sequentially, segment revenue increased by 9%.

Operating Income (Loss)
•We reported operating income (loss) of $126 million and $119 million for the three months ended December 31, 2025 and 2024, respectively, and $108 million and $(77) million for the year ended December 31, 2025 and 2024, respectively.
◦The improvement for the three month comparison is primarily due to the net effect of (i) an increase in Adjusted OIBDA, (ii) an increase in impairment, restructuring and other operating items, net, mostly attributable to Hurricane Melissa, and (iii) a decline in share-based compensation expense. The improvement for the full-year comparison is primarily driven by (i) an increase in Adjusted OIBDA and (ii) a decrease in depreciation and amortization.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Year ended		Increase (decrease)
	December 31,				December 31,
	2025	2024	%	Rebased %	2025	2024	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$153.3	$168.0	(9)	(8)	$672.9	$633.3	6	7
C&W Panama	93.9	79.4	18	18	298.9	269.7	11	11
Liberty Networks	74.5	61.1	22	21	258.4	242.7	6	6
Liberty Puerto Rico	89.4	70.8	26	26	353.4	279.8	26	25
Liberty Costa Rica	66.2	67.0	(1)	(3)	235.5	229.5	3	—
Corporate	(26.0)	(28.1)	7	7	(112.8)	(89.8)	(26)	(26)
Total	$451.3	$418.2	8	8	$1,706.3	$1,565.2	9	9

Operating income (loss) margin	10.8%	10.3%	2.4%	(1.7)%

Adjusted OIBDA margin	38.9%	36.4%	38.4%	35.2%
•Adjusted OIBDA for the year ended December 31, 2025 increased by 9% on both a reported and rebased basis as compared to the corresponding prior-year periods. For the fourth quarter, corresponding YoY growth rates were 8%.
◦Adjusted OIBDA increased in Q4 given strong YoY expansion at C&W Panama, Liberty Networks and Liberty Puerto Rico and notwithstanding the impact of Hurricane Melissa. These headwinds represented $27 million at the Adjusted OIBDA level in the fourth quarter.
◦Across LLA, we maintain a number of cost initiatives, which are providing our operating segments and corporate, with enhanced operating leverage, as we streamline our operating structure and achieve cost efficiencies. These activities should continue to bear fruit in 2026.
Q4 2025 Adjusted OIBDA Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)
•Liberty Caribbean: Adjusted OIBDA fell by 9% and 8% on a reported and rebased basis, respectively, resulting from the drag of Hurricane Melissa more than offsetting strongly improving underlying costs over the period.
•C&W Panama: Adjusted OIBDA increased by 18% on both a reported and rebased basis, driven by the aforementioned strength in B2B project revenue and supported by a favorable YoY margin mix.
•Liberty Networks: Adjusted OIBDA increased by 22% and 21% on a reported and rebased basis, respectively, primarily due to higher revenue and a favorable phasing of project-related costs for the fourth quarter.
•Liberty Puerto Rico: Adjusted OIBDA increased by 26% on both a reported and rebased basis, despite the aforementioned rebased revenue decline.

◦Adjusted OIBDA benefited from a significant reduction in bad debt expense versus the prior-year period. In addition, the business has been engaged in an aggressive cost-out program in 2025 and, as a result, has been able to further streamline and right size its operating structure and processes to complement its current customer base.
•Liberty Costa Rica: Adjusted OIBDA declined by 1% and 3% on a reported and rebased basis, respectively. This reflected lower year-over-year revenue on a rebased basis, along with higher bad debt expense.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	USD in millions
Customer Premises Equipment	$39.9	$39.9	$159.8	$159.4
New Build & Upgrade	41.2	58.3	96.8	160.4
Capacity	35.2	32.1	106.4	104.7
Baseline	93.0	92.5	244.0	246.6
Product & Enablers	11.0	17.3	33.1	54.2
Property & equipment additions	220.3	240.1	640.1	725.3
Assets acquired under capital-related vendor financing arrangements	(35.0)	(37.4)	(123.9)	(154.9)
Assets acquired under capital leases	(4.9)	—	(4.9)	—
Changes in current liabilities related to capital expenditures and other	(38.6)	(39.0)	(11.3)	(30.0)
Capital expenditures, net	$141.8	$163.7	$500.0	$540.4

Property & equipment additions as % of revenue	19.0%	20.9%	14.4%	16.3%

Property & Equipment Additions:
Liberty Caribbean	$70.6	$76.3	$207.5	$226.9
C&W Panama	39.4	29.9	104.1	104.8
Liberty Networks	25.4	13.1	75.5	49.3
Liberty Puerto Rico	49.2	85.1	143.3	220.9
Liberty Costa Rica	29.9	26.1	86.1	81.4
Corporate	5.8	9.6	23.6	42.0
Property & equipment additions	$220.3	$240.1	$640.1	$725.3

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
Liberty Caribbean	19.8%	20.6%	14.3%	15.5%
C&W Panama	17.1%	14.3%	13.3%	13.7%
Liberty Networks	19.6%	11.9%	16.0%	11.0%
Liberty Puerto Rico	16.3%	27.1%	11.9%	17.7%
Liberty Costa Rica	17.8%	15.5%	13.6%	13.3%

New Build and Homes Upgraded by Reportable Segment[1]:
Liberty Caribbean[2]	(130,300)	31,000	(88,600)	118,800
C&W Panama	5,100	12,200	58,000	49,300
Liberty Puerto Rico	3,900	16,500	8,800	55,000
Liberty Costa Rica	1,700	33,700	62,500	171,200
Total	(119,600)	93,400	40,700	394,300
1.Table excludes Liberty Networks as that reportable segment only provides B2B-related services.
2.The table above includes the impact of 133,000 homes that we no longer pass as they were fully damaged or destroyed as a result of Hurricane Melissa and are now no longer in our count of homes passed.

Operating Income (Loss) less Property & Equipment Additions
•Operating income (loss) less property and equipment additions was $(95) million and $(122) million for the three months ended December 31, 2025 and 2024, respectively, and $(532) million and $(802) million for the year ended December 31, 2025 and 2024, respectively.

Adjusted OIBDA less Property & Equipment Additions
The following table presents (i) Adjusted OIBDA less property and equipment additions for each of our reportable segments and Liberty Latin America for the periods indicated and (ii) the percentage change from period-to-period.

	Three months ended		Increase/(decrease)	Year ended		Increase/(decrease)
	December 31,			December 31,
	2025	2024	%	2025	2024	%
	in millions, except % amounts
Liberty Caribbean	$82.7	$91.7	(10)	$465.4	$406.4	15
C&W Panama	54.5	49.5	10	194.8	164.9	18
Liberty Networks	49.1	48.0	2	182.9	193.4	(5)
Liberty Puerto Rico	40.2	(14.3)	N.M.	210.1	58.9	257
Liberty Costa Rica	36.3	40.9	(11)	149.4	148.1	1
Liberty Latin America[1]	231.0	178.1	30	1,066.2	839.9	27
N.M. – Not Meaningful.
1.Adjusted OIBDA less property and equipment additions for Liberty Latin America on a consolidated basis is a non-GAAP measure. Note that the sum of the reportable segments will not agree to the total for Liberty Latin America as we do not disclose amounts associated with our Corporate operations or intersegment eliminations. For the definition of Adjusted OIBDA less property and equipment additions and required reconciliations, see Non-GAAP Reconciliations section.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at December 31, 2025:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions
Liberty Latin America[1]	$2.0	$—	$2.0	$127.1
C&W2	4,905.7	—	4,905.7	507.5
Liberty Puerto Rico[3]	2,927.1	8.7	2,935.8	98.5
Liberty Costa Rica	515.0	—	515.0	63.8
Total	$8,349.8	$8.7	$8,358.5	$796.9

Consolidated Leverage and Liquidity Information:			December 31, 2025	September 30, 2025
Consolidated debt and finance lease obligations to operating income (loss) ratio			13.3x	(28.7)x
Consolidated net debt and finance lease obligations to operating income (loss) ratio			12.1x	(26.6)x
Consolidated gross leverage ratio[4]			4.7x	4.9x
Consolidated net leverage ratio[4]			4.3x	4.6x
Weighted average debt tenor[5]			4.5 years	4.7 years
Fully-swapped borrowing costs			6.8%	6.8%
Unused borrowing capacity (in millions)[6]			$913.5	$912.8
1.Represents the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the Liberty Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations section.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations.
6.At December 31, 2025, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the December 31, 2025 compliance reporting requirements.

Residential Fixed ARPU per Customer Relationship
The following table provides residential fixed ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	December 31, 2025	September 30, 2025	% Change	% Change
Reportable Segment:
Liberty Caribbean	$48.40	$51.43	(6%)	(6%)
C&W Panama[2]	$31.61	$37.62	(16%)	(16%)
Liberty Puerto Rico	$78.66	$78.71	—%	—%
Liberty Costa Rica[3]	$36.17	$36.67	(1%)	(3%)
Cable & Wireless Borrowing Group	$43.95	$47.94	(8%)	(8%)
Residential Mobile ARPU
The following table provides residential ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	December 31, 2025	September 30, 2025	% Change	% Change

Reportable Segment:
Liberty Caribbean	$16.80	$16.03	5%	5%
C&W Panama	$12.97	$12.24	6%	6%
Liberty Puerto Rico	$36.65	$35.67	3%	3%
Liberty Costa Rica[4]	$12.04	$11.26	7%	6%
Cable & Wireless Borrowing Group	$14.85	$14.10	5%	5%
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior-quarter amounts.
2.The decline in residential fixed ARPU in C&W Panama was impacted by a $5 million adjustment to unearned revenue in the fourth quarter of 2025.
3.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended December 31, 2025 and September 30, 2025 were CRC 18,047 and CRC 18,516, respectively.
4.The mobile ARPU amounts in Costa Rican colones for the three months ended December 31, 2025 and September 30, 2025 were CRC 6,005 and CRC 5,687, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, financial and operational performance; efficiency initiatives; growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; the recovery by our Puerto Rico operations; the impact of Hurricane Melissa on our business and operations; anticipated benefits from our partnership with AWS; the strength of our balance sheet and tenor of our debt; capital intensity expectations; our capital return policy; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Soomit Datta    ir@lla.com     Michael Coakley    llacommunications@lla.com

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	December 31,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$692.8	$667.3	4%	4%
Operating income	$93.4	$112.6	(17%)
Adjusted OIBDA	$321.6	$307.8	4%	5%
Property & equipment additions	$135.4	$119.3	13%
Operating income as a percentage of revenue	13.5%	16.9%
Adjusted OIBDA as a percentage of revenue	46.4%	46.1%
Proportionate Adjusted OIBDA	$258.3	$252.0

	Year ended
	December 31,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$2,619.2	$2,586.4	1%	2%
Operating income	$508.2	$385.4	32%
Adjusted OIBDA	$1,230.0	$1,145.4	7%	8%
Property & equipment additions	$387.1	$381.0	2%
Operating income as a percentage of revenue	19.4%	14.9%
Adjusted OIBDA as a percentage of revenue	47.0%	44.3%
Proportionate Adjusted OIBDA	$1,015.1	$949.2
1.    Indicated growth rates are rebased for the estimated impacts of a disposal and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		December 31,	September 30,
	Facility Amount	2025	2025
	in millions
Credit Facilities:
Revolving Credit Facility (Adjusted Term SOFR + 3.25%)	$156.0	$—	$—
Revolving Credit Facility (Term SOFR + 3.25%)	$460.0	—	—
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.0%)	$590.0	590.0	590.0
Term Loan Facility B-7 due 2032 (Term SOFR + 3.25%)	$1,530.0	1,530.0	1,530.0
Total Senior Secured Credit Facilities		2,120.0	2,120.0
CWP Term Loan due 2028 (4.25%)	$435.0	435.0	435.0
Regional and other debt		91.2	98.5
Total Credit Facilities		2,646.2	2,653.5
Notes:
7.125% Senior Secured Notes due 2032	$1,000.0	1,000.0	1,000.0
9.0% Senior Notes due 2033	$755.0	755.0	755.0
Total Notes		1,755.0	1,755.0
Vendor financing and Tower Transactions		504.5	499.2
Total debt		4,905.7	4,907.7
Less: discounts and deferred financing costs		(43.2)	(45.5)
Total carrying amount of debt		4,862.5	4,862.2
Less: cash and cash equivalents		(507.5)	(369.5)
Net carrying amount of debt		$4,355.0	$4,492.7
•At December 31, 2025, our total and proportionate net debt was $4.4 billion and $4.1 billion, respectively, our Fully-swapped Borrowing Cost was 6.3%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 5.6 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $258 million for Q4 2025.
•C&W's Covenant Proportionate Net Leverage Ratio was 3.5x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.
•At December 31, 2025, we had maximum undrawn commitments of $688 million, including $80 million under our regional facilities. At December 31, 2025, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2025 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
Liberty Puerto Rico Borrowing Group includes Liberty Communications PR Holding LP, which consolidates the respective restricted parent and it subsidiaries. The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	December 31,		Change	Rebased change
	2025	2024
	in millions, except % amounts
Revenue	$301.3	$314.1	(4)%	(4)%
Operating income (loss)	$17.8	$(16.8)	206%
Adjusted OIBDA	$89.4	$70.8	26%	26%
Property & equipment additions	$49.2	$85.1	(42)%
Operating income (loss) as a percentage of revenue	5.9%	(5.3)%
Adjusted OIBDA as a percentage of revenue	29.7%	22.5%

	Year ended
	December 31,		Change	Rebased change
	2025	2024
	in millions, except % amounts
Revenue	$1,199.2	$1,250.4	(4)%	(6)%
Operating loss	$(442.2)	$(551.3)	20%
Adjusted OIBDA	$353.4	$279.8	26%	25%
Property & equipment additions	$143.3	$220.9	(35)%
Operating loss as a percentage of revenue	(36.9)%	(44.1)%
Adjusted OIBDA as a percentage of revenue	29.5%	22.4%
Note: Revenue and Adjusted OIBDA reflect immaterial adjustments made to previously reported 2024 numbers. Growth rates reflect these and are also rebased for the estimated impacts of an acquisition. See Non-GAAP Reconciliations section.

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility amount	2025	2025
	in millions
Credit Facilities:
Revolving Credit Facility (Adjusted Term SOFR + 3.50%)	$172.5	$56.5	$56.5
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Term Loan Facility due 2030 (9.75%)[1]	$258.0	208.0	208.0
Total Senior Secured Credit Facilities		884.5	884.5
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing, Tower Transactions and other		61.6	74.8
Finance lease obligations		8.7	4.0
Total debt and finance lease obligations		2,935.8	2,944.3
Less: premiums, discounts and deferred financing costs, net		(23.8)	(25.8)
Total carrying amount of debt		2,912.0	2,918.5
Less: cash, cash equivalents and restricted cash related to debt[2]		(98.5)	(123.5)
Net carrying amount of debt		$2,813.5	$2,795.0
1.The debt under the Term Loan Facility due 2030 is incurred by entities within the Liberty Puerto Rico Borrowing Group that have been designated as “Unrestricted Subsidiaries” under, and in accordance with, terms governing the 6.75% Senior Secured Notes due 2027, the 5.125% Senior Secured Notes due 2029, the Term Loan Facility due 2028 and the Revolving Credit Facility. A more detailed presentation of this construct will be included in the reporting at the Liberty Puerto Rico Borrowing Group level.
2.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

•At December 31, 2025, our Fully-swapped Borrowing Cost was 6.9% and the average tenor of our debt (excluding vendor financing, debt related to the Tower Transactions and other debt) was approximately 2.7 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 14.0x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Revolving Credit Facility Agreement. This takes into account the designation of certain entities within the Liberty Puerto Rico Borrowing Group as “Unrestricted Subsidiaries” under, and in accordance with, terms governing the 6.75% Senior Secured Notes due 2027, the 5.125% Senior Secured Notes due 2029, the Term Loan Facility due 2028 and the Revolving Credit Facility. A more detailed presentation of this construct will be included in the reporting at the Liberty Puerto Rico Borrowing Group level.
•At December 31, 2025, we had maximum undrawn commitments of $166 million. At December 31, 2025, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the December 31, 2025 compliance reporting requirements.
•Subsequent to December 31, 2025, we borrowed the remaining $50 million of the facility amount available under the Term Loan Facility due 2030.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	December 31,		Change
	2025	2024
	CRC in billions, except % amounts
Revenue	83.9	85.8	(2%)
Operating income	18.2	19.8	(8%)
Adjusted OIBDA	33.0	34.2	(4%)
Property & equipment additions	14.9	13.3	12%
Operating income as a percentage of revenue	21.7%	23.1%
Adjusted OIBDA as a percentage of revenue	39.3%	39.9%

	Year ended
	December 31,		Change
	2025	2024
	CRC in billions, except % amounts
Revenue	318.4	315.8	1%
Operating income	60.7	64.3	(6%)
Adjusted OIBDA	118.6	118.2	—%
Property & equipment additions	43.3	42.0	3%
Operating income as a percentage of revenue	19.1%	20.4%
Adjusted OIBDA as a percentage of revenue	37.2%	37.4%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	December 31,		September 30,
	2025		2025
	Borrowing currency in millions	CRC equivalent outstanding in billions

Revolving Credit Facility (Adjusted Term SOFR + 4.25%)	$—	—	12.9
Term Loan A Facility due 2031 (10.875%)[1]	$50.0	24.9	25.2
Term Loan B Facility due 2031 (10.875%)[1]	$400.0	199.0	201.3
Term Loan A Facility due 2033 (Term SOFR + 3.50%)	$65.0	32.3	16.4
Total debt		256.2	255.8
Less: deferred financing costs		(6.1)	(5.9)
Total carrying amount of debt		250.1	249.9
Less: cash and cash equivalents		(31.8)	(11.8)
Net carrying amount of debt		218.3	238.1
Exchange rate (CRC to $)		497.5	503.3
1.From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.

•At December 31, 2025, our Fully-swapped Borrowing Cost was 10.5% and the average tenor of our debt was approximately 5.4 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 1.8x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.
•At December 31, 2025, we had maximum undrawn commitments of $60 million (CRC 29.8 billion). At December 31, 2025, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the December 31, 2025 compliance reporting requirements.
•Subsequent to December 31, 2025, $40 million of the Term Loan B Facility due 2031 outstanding principal amount was repaid at a price of 103% and $5 million of the Term Loan A Facility due 2031 outstanding principal amount was repaid at par.

Subscriber Table

	Consolidated Operating Data — December 31, 2025
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean:
Jamaica	635,500	284,000	100,600	274,200	261,400	636,200	1,017,500	161,100	1,178,600
The Bahamas	125,700	28,300	6,900	23,900	27,300	58,100	129,200	23,400	152,600
Trinidad and Tobago	341,700	132,400	87,900	118,100	86,000	292,000	—	—	—
Barbados	141,000	85,100	37,400	80,100	65,100	182,600	74,100	60,300	134,400
Other	393,300	212,100	65,900	195,400	99,800	361,100	303,600	160,100	463,700
Total Liberty Caribbean	1,637,200	741,900	298,700	691,700	539,600	1,530,000	1,524,400	404,900	1,929,300
C&W Panama	995,100	281,000	178,400	274,900	254,100	707,400	1,533,600	457,500	1,991,100
Total C&W	2,632,300	1,022,900	477,100	966,600	793,700	2,237,400	3,058,000	862,400	3,920,400
Liberty Puerto Rico	1,200,100	515,500	212,500	492,200	283,100	987,800	159,500	519,800	679,300
Liberty Costa Rica[1]	860,200	296,500	211,400	287,700	112,300	611,400	1,014,200	1,180,100	2,194,300
Total	4,692,600	1,834,900	901,000	1,746,500	1,189,100	3,836,600	4,231,700	2,562,300	6,794,000

1.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — December 31, 2025 vs September 30, 2025
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean
Jamaica[1]	(132,500)	(61,100)	(16,200)	(61,200)	(69,200)	(146,600)	36,800	5,600	42,400
The Bahamas	—	(1,700)	(500)	(1,800)	(1,700)	(4,000)	1,800	(600)	1,200
Trinidad and Tobago	—	(2,700)	(2,500)	(2,000)	(100)	(4,600)	—	—	—
Barbados	400	(100)	(200)	100	(500)	(600)	400	1,300	1,700
Other	1,800	(400)	(600)	600	(700)	(700)	4,300	5,600	9,900
Total Liberty Caribbean	(130,300)	(66,000)	(20,000)	(64,300)	(72,200)	(156,500)	43,300	11,900	55,200
C&W Panama	5,000	3,700	2,800	4,100	1,100	8,000	19,900	12,200	32,100
Total C&W	(125,300)	(62,300)	(17,200)	(60,200)	(71,100)	(148,500)	63,200	24,100	87,300
Liberty Puerto Rico	3,900	(7,200)	(3,100)	(5,300)	1,100	(7,300)	(16,000)	5,700	(10,300)
Liberty Costa Rica	1,400	2,900	5,500	4,100	4,000	13,600	1,700	32,600	34,300
Total Organic Change	(120,000)	(66,600)	(14,800)	(61,400)	(66,000)	(142,200)	48,900	62,400	111,300
1.In late October 2025, Hurricane Melissa impacted portions of Jamaica, causing significant damage to homes and network infrastructure. As a result, we have reduced our RGUs by approximately 136,000, comprised of 65,000 fixed-line telephony, 57,000 broadband internet and 14,000 video subscribers, and have reduced our homes passed and customer relationships by 133,000 and 57,000, respectively. These adjustments relate to RGUs where we currently do not expect to restore fixed services in the near term. However, our final assessment may change based upon the ultimate completion of our restoration and reconnection efforts in the impacted areas of the island. Our December 31, 2025 RGU count includes approximately 86,000 RGUs that were not receiving service as of the end of the year, but are expected to be restored in the near term, and for which we did not recognize any revenue following Hurricane Melissa.

Glossary
Adjusted OIBDA – Operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and Other Operating Items. Other Operating Items includes (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct over the next 4 years.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, (iv) consolidated leverage ratios, and (v) Adjusted OIBDA less property and equipment additions on a consolidated basis. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
During the fourth quarter of 2025, we identified certain immaterial errors in our previously reported 2024 consolidated financial statements, primarily related to revenue and bad debt expense. This impacted FY 2024 revenue at Liberty Puerto Rico by $10 million and Adjusted OIBDA by $29 million, and Q4 2024 revenue by $2 million and Adjusted OIBDA by $9 million. 2024 numbers have been restated accordingly.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA is a non-U.S. GAAP measure. Adjusted OIBDA is the primary measure used by our CODM, our Chief Executive Officer, to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income or loss.
Adjusted OIBDA Less Property and Equipment Additions
We define Adjusted OIBDA less P&E Additions, which is a non-GAAP measure, as Adjusted OIBDA less P&E Additions on an accrual basis. Adjusted OIBDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted OIBDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted OIBDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted OIBDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not substitute for, U.S. GAAP Measure of income included in our condensed consolidated statement of operations.

A reconciliation of our operating income or loss to total Adjusted OIBDA, and Adjusted OIBDA less property and equipment additions is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions
Operating income (loss)	$125.6	$118.6	$108.2	$(76.8)
Share-based compensation and other Employee Incentive Plan-related expense[1]	12.7	25.1	75.0	84.0
Depreciation and amortization	245.0	238.4	904.9	968.3
Impairment, restructuring and other operating items, net	68.0	36.1	618.2	589.7
Adjusted OIBDA	$451.3	$418.2	$1,706.3	$1,565.2
Less: Property and equipment additions	220.3	240.1	640.1	725.3
Adjusted OIBDA less property and equipment additions	$231.0	$178.1	$1,066.2	$839.9

Operating income (loss) margin[2]	10.8%	10.3%	2.4%	(1.7)%

Adjusted OIBDA margin[3]	38.9%	36.4%	38.4%	35.2%
1.Includes expense associated with our LTVP, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income or (loss) by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, and (iii) proceeds received in connection with handset receivables securitization, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions
Net cash provided by operating activities	$461.9	$398.6	$805.9	$756.3
Cash payments for direct acquisition and disposition costs	4.9	2.9	13.7	7.9
Expenses financed by an intermediary[1]	47.3	54.2	201.1	198.8
Capital expenditures, net	(141.8)	(163.7)	(500.0)	(540.4)
Principal payments on amounts financed by vendors and intermediaries	(88.7)	(88.6)	(346.0)	(324.6)
Principal payments on finance leases	(0.4)	(0.2)	(1.1)	(0.9)
Proceeds from (repayments of) handset receivables securitization, net	(5.2)	(7.4)	(23.9)	19.2
Adjusted FCF before distributions to noncontrolling interest owners	278.0	195.8	149.7	116.3
Distributions to noncontrolling interest owners	(44.2)	(32.6)	(73.3)	(55.1)
Adjusted FCF	$233.8	$163.2	$76.4	$61.2
1.For purposes of our consolidated statements of cash flows, expenses financed by an intermediary, including value-added taxes, are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired, disposed or transferred businesses, as applicable, to the same extent they are included in the current year. The businesses that were acquired or disposed of impacting the comparative periods are as follows:
i.LPR Acquisition (acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar), which was completed on September 3, 2024; and
ii.C&W Panama DTH, which was shutdown on January 15, 2025.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year period.

We have reflected the revenue and Adjusted OIBDA of the acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (in the case of the LPR Acquisition, an estimated carve-out of revenue and Adjusted OIBDA associated with the acquired business), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended December 31, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$370.8	$208.8	$110.0	$314.1	$168.1	$4.1	$(28.0)	$1,147.9
Rebase adjustment:
Disposition	—	(0.5)	—	—	—	—	—	(0.5)
Foreign currency	(1.8)	—	3.1	—	3.9	—	0.2	5.4
Revenue – Rebased	$369.0	$208.3	$113.1	$314.1	$172.0	$4.1	$(27.8)	$1,152.8

Reported percentage change	(4)%	10%	18%	(4)%	—%	(10)%	N.M.	1%

Rebased percentage change	(4)%	10%	14%	(4)%	(2)%	(10)%	N.M.	1%
N.M. – Not Meaningful.

	Year ended December 31, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$1,462.8	$763.2	$447.5	$1,250.4	$613.1	$19.6	$(109.8)	$4,446.8
Rebase adjustment:
Acquisition	—	—	—	25.2	—	—	—	25.2
Disposition	—	(2.9)	—	—	—	—	—	(2.9)
Foreign currency	(7.0)	—	0.9	—	13.9	—	0.1	7.9
Revenue – Rebased	$1,455.8	$760.3	$448.4	$1,275.6	$627.0	$19.6	$(109.7)	$4,477.0

Reported percentage change	(1)%	3%	5%	(4)%	3%	(24)%	N.M.	—%

Rebased percentage change	—%	3%	5%	(6)%	1%	(24)%	N.M.	(1)%
N.M. – Not Meaningful.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$168.0	$79.4	$61.1	$70.8	$67.0	$(28.1)	$418.2
Rebase adjustment:
Disposition	—	(0.1)	—	—	—	—	(0.1)
Foreign currency	(0.9)	—	0.7	—	1.6	—	1.4
Adjusted OIBDA – Rebased	$167.1	$79.3	$61.8	$70.8	$68.6	$(28.1)	$419.5

Reported percentage change	(9)%	18%	22%	26%	(1)%	7%	8%

Rebased percentage change	(8)%	18%	21%	26%	(3)%	7%	8%

	Year ended December 31, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$633.3	$269.7	$242.7	$279.8	$229.5	$(89.8)	$1,565.2
Rebase adjustment:
Acquisition	—	—	—	2.9	—	—	2.9
Disposition	—	(1.0)	—	—	—	—	(1.0)
Foreign currency	(3.4)	—	0.3	—	5.2	—	2.1
Adjusted OIBDA – Rebased	$629.9	$268.7	$243.0	$282.7	$234.7	$(89.8)	$1,569.2

Reported percentage change	6%	11%	6%	26%	3%	(26)%	9%

Rebased percentage change	7%	11%	6%	25%	—%	(26)%	9%
The following tables set forth the reconciliation from reported revenue by product for our Liberty Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$129.0	$112.5	$241.5	$129.3	$370.8
Rebase adjustment:
Foreign currency	(0.5)	(0.8)	(1.3)	(0.5)	(1.8)
Revenue by product – Rebased	$128.5	$111.7	$240.2	$128.8	$369.0

Reported percentage change	(10)%	4%	(3)%	(6)%	(4)%

Rebased percentage change	(9)%	5%	(3)%	(6)%	(4)%

	Year ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$514.2	$431.8	$946.0	$516.8	$1,462.8
Rebase adjustment:
Foreign currency	(2.4)	(2.5)	(4.9)	(2.1)	(7.0)
Revenue by product – Rebased	$511.8	$429.3	$941.1	$514.7	$1,455.8

Reported percentage change	(2)%	4%	1%	(3)%	(1)%

Rebased percentage change	(1)%	4%	1%	(2)%	—%

The following tables set forth the reconciliation from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$32.0	$90.0	$122.0	$86.8	$208.8
Rebase adjustment:
Disposition	(0.5)	—	(0.5)	—	(0.5)
Revenue by product – Rebased	$31.5	$90.0	$121.5	$86.8	$208.3

Reported percentage change	(13)%	5%	—%	24%	10%

Rebased percentage change	(12)%	5%	1%	24%	10%

	Year ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$127.3	$333.2	$460.5	$302.7	$763.2
Rebase adjustment:
Disposal	(2.9)	—	(2.9)	—	(2.9)
Revenue by product – Rebased	$124.4	$333.2	$457.6	$302.7	$760.3

Reported percentage change	(4)%	7%	4%	1%	3%

Rebased percentage change	(2)%	7%	5%	1%	3%

The following tables set forth the reconciliation from reported revenue by product for our Liberty Puerto Rico segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$123.7	$134.4	$258.1	$44.0	$12.0	$314.1

Revenue by product – Rebased	$123.7	$134.4	$258.1	$44.0	$12.0	$314.1

Reported percentage change	(1)%	(3)%	(2)%	(4)%	(41)%	(4)%

Rebased percentage change	(1)%	(3)%	(2)%	(4)%	(41)%	(4)%

	Year ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$497.8	$512.3	$1,010.1	$206.7	$33.6	$1,250.4
Rebase adjustment:
Acquisition	—	25.2	25.2	—	—	25.2
Revenue by product – Rebased	$497.8	$537.5	$1,035.3	$206.7	$33.6	$1,275.6

Reported percentage change	(1)%	(2)%	(1)%	(16)%	(20)%	(4)%

Rebased percentage change	(1)%	(6)%	(4)%	(16)%	(20)%	(6)%

The following tables set forth the reconciliation from reported revenue by product for our Liberty Costa Rica segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$43.5	$98.1	$141.6	$26.5	$168.1
Rebase adjustment:
Foreign currency	1.1	2.2	3.3	0.6	3.9
Revenue by product – Rebased	$44.6	$100.3	$144.9	$27.1	$172.0

Reported percentage change	(3)%	8%	5%	(26)%	—%

Rebased percentage change	(4)%	6%	2%	(28)%	(2)%

	Year ended December 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$172.3	$364.9	$537.2	$75.9	$613.1
Rebase adjustment:
Foreign currency	4.0	8.3	12.3	1.6	13.9
Revenue by product – Rebased	$176.3	$373.2	$549.5	$77.5	$627.0

Reported percentage change	(2)%	8%	5%	(9)%	3%

Rebased percentage change	(4)%	6%	3%	(11)%	1%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage ratios as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of December 31, 2025 and September 30, 2025 are set forth below:

	December 31, 2025		September 30, 2025
	in millions, except leverage ratios
Total debt and finance lease obligations	$8,279.2		$8,280.0
Discounts, premiums and deferred financing costs, net	79.3		83.0
Adjusted total debt and finance lease obligations	8,358.5		8,363.0
Less:
Cash and cash equivalents	783.9		596.7
Restricted cash related to debt[1]	13.0		13.0
Net debt and finance lease obligations	$7,561.6		$7,753.3

Operating income (loss)[2]:
Operating loss for the three months ended June 30, 2025	N/A		$(333.0)
Operating income for the three months ended September 30, 2025	$187.5		187.5
Operating income for the three months ended December 31, 2025	125.6		N/A
Operating income (loss) – last two quarters	$313.1		$(145.5)
Annualized operating income (loss) – last two quarters annualized	$626.2		$(291.0)
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended June 30, 2025	N/A		$415.0
Adjusted OIBDA for the three months ended September 30, 2025	$433.4		433.4
Adjusted OIBDA for the three months ended December 31, 2025	451.3		N/A
Adjusted OIBDA – last two quarters	$884.7		$848.4
Annualized Adjusted OIBDA – last two quarters annualized	$1,769.4		$1,696.8

Consolidated debt and finance lease obligations to operating income (loss) ratio	13.3	x	(28.7)	x
Consolidated net debt and finance lease obligations to operating income (loss) ratio	12.1	x	(26.6)	x
Consolidated leverage ratio	4.7	x	4.9	x
Consolidated net leverage ratio	4.3	x	4.6	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.

3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended December 31, 2025. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended September 30, 2025 and June 30, 2025 is presented in the following table:

	Three months ended
	September 30, 2025	June 30, 2025
	in millions
Operating income (loss)	$187.5	$(333.0)
Share-based compensation and other Employee Incentive Plan-related expense	15.0	13.3
Depreciation and amortization	213.6	217.5
Impairment, restructuring and other operating items, net	17.3	517.2
Adjusted OIBDA	$433.4	$415.0

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA for our borrowing groups is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions
Operating income	$93.4	$112.6	$508.2	$385.4
Share-based compensation and other Employee Incentive Plan-related expense	4.4	9.7	21.7	29.8
Depreciation and amortization	147.7	141.4	524.8	587.3
Related-party fees and allocations	16.0	25.5	89.3	95.1
Impairment, restructuring and other operating items, net	60.1	18.6	86.0	47.8
Adjusted OIBDA	321.6	307.8	1,230.0	1,145.4
Less: Noncontrolling interests' share of Adjusted OIBDA	63.3	55.8	214.9	196.2
Proportionate Adjusted OIBDA	$258.3	$252.0	$1,015.1	$949.2

A reconciliation of Liberty Puerto Rico's operating income (loss) to Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions
Operating income (loss)	$17.8	$(16.8)	$(442.2)	$(551.3)
Share-based compensation and other Employee Incentive Plan-related expense	1.0	1.4	5.7	6.8
Depreciation and amortization	59.0	60.4	233.8	246.4
Related-party fees and allocations	7.2	9.8	48.4	44.8
Impairment, restructuring and other operating items, net	4.4	16.0	507.7	533.1
Adjusted OIBDA	$89.4	$70.8	$353.4	$279.8
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	CRC in billions
Operating income	18.2	19.8	60.7	64.3
Share-based compensation and other Employee Incentive Plan-related expense	0.2	0.1	1.0	0.7
Depreciation and amortization	14.2	13.5	54.9	51.2
Related-party fees and allocations	0.3	0.4	1.3	1.4
Impairment, restructuring and other operating items, net	0.1	0.4	0.7	0.6
Adjusted OIBDA	33.0	34.2	118.6	118.2

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended December 31, 2024	Year ended December 31, 2024
	in millions
Revenue – Reported	$667.3	$2,586.4
Rebase adjustment:
Disposal	(0.5)	(2.9)
Foreign currency	1.5	(6.0)
Revenue – Rebased	$668.3	$2,577.5

Reported percentage change	4%	1%

Rebased percentage change	4%	2%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended December 31, 2024	Year ended December 31, 2024
	in millions
Adjusted OIBDA – Reported	$307.8	$1,145.4
Rebase adjustment:
Disposal	(0.1)	(1.0)
Foreign currency	(0.3)	(3.4)
Adjusted OIBDA – Rebased	$307.4	$1,141.0

Reported percentage change	4%	7%

Rebased percentage change	5%	8%